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For Immediate Release

China-Biotics, Inc. Issues $25 million 3 year convertible note

Shanghai, China - December 12, 2007 - China-Biotics, Inc. (OTC BB: CHBT) (“China-Biotics”, “the Company”), a leading Chinese firm specializing in the manufacture, research, development, marketing and distribution of probiotics products, today announced it has issued a $25 million 3 year convertible note (“Note”) to Pope Investments II LLC (“Pope”) to fund the construction of a proposed 150-metric-ton-per-year manufacturing facility, for other capital expenditures and for general working capital.

The Note carries interest at 4% per annum. The principal amount of the Note is convertible into shares of the common stock of the Company at any time until December 11, 2010 at $12 per share. If the Note is not converted at maturity, the Company will redeem the Note to provide Pope with a total yield of 10% per annum inclusive of the annual interest. The Note also provides for mandatory conversion into common stock if the Company achieves a net income of $60 million in fiscal year 2010.

“The Company now has over $35 million cash (and no borrowings), which is sufficient to fund the construction of the new plant and the roll out of 300 new retail centers. Money from the Note issuance has been earmarked for the new plant construction. Our cash on hand now enables the Company to take advantage of opportunities that may arise from time to time that may be strategic to the Company’s development.” said Mr. Jinan Song, Chairman and Chief Executive Officer of China-Biotics. “We are very pleased with the Note, which has a conversion price that is at the high end of our historical share price.”

When completed during the 2009 fiscal year, the Company believes the new plant will be the only large-scale probiotics plant in China that supplies the domestic bulk additive market.

About China-Biotics, Inc.

Headquartered in Shanghai, China-Biotics, Inc. (“China-Biotics”, “the Company”) was founded in 1999 and is one of China’s largest suppliers of probiotics. Probiotics are beneficial live bacteria used as dietary supplements and food additives to improve intestinal health and digestion. The Company’s product portfolio contains live microbials made with proprietary technology. Currently, these products are sold over-the-counter under the “Shining” brand through large distributors to more than 1,000 pharmacies and 100 supermarkets in Shanghai, Jiangsu and Zhejiang. . China-Biotics plans to expand its retail sales to other major cities in China and expects to launch 300 Shining brand logistic centers in these cities during the next two years. The Company’s flagship product, “Shining Essence”, has been a profit driver since its launch in April 2001.

About Pope Investments II LLC

Pope Investments II LLC (“Pope Investments”) is a limited liability company incorporated under the laws of Delaware, United States. Pope Investments is a pooled investment company that is managed by Pope Asset Management, LLC (‘‘Pope Asset’’), a registered investment advisor that currently manages over $650 million in assets. Pope Investments serves as a complement to Pope Asset’s registered investment advisor activities by investing globally in private and public equities that are better suited for a pooled fund. Pope Asset attempts to purchase securities at a significant discount to their inherent value. Investments are made with a focus on the quality of the business (competitive advantages) , the quality of management, the valuation of the business, and an estimation as to how well the business is positioned for future trends .

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company’s ability to market existing and new products, ability to access to capital for expansion, and changes from anticipated levels of sales, future national or regional economic and competitive conditions, changes in relationships with customers, dependence on its flagship product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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